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                                **PRESS RELEASE**

Contact:
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William F. Ritzmann
President and Chief Executive Officer
(812) 537-4822


                            UNITED COMMUNITY BANCORP
                        COMPLETES INITIAL PUBLIC OFFERING


         Lawrenceburg, Indiana - March 30, 2006 - United Community Bancorp, the holding company for United Community Bank, announced today that United Community Bank has completed its reorganization into the mutual holding company structure and that the Company has completed its related initial stock offering. Trading in United Community Bancorp's common stock is expected to begin on the Nasdaq National Market on March 31, 2006 under the symbol "UCBA" (NASDAQ:UCBA).

         On March 21, 2006, United Community Bank's Plan of Reorganization and Stock Issuance, as well as the establishment of the UCB Charitable Foundation, were approved by the Bank's members at a special meeting.

         A total of 3,647,984 shares of common stock, representing 43.1% of United Community Bancorp's outstanding shares of common stock, were sold in the offering at the price of $10.00 per share. In addition, 160,816 shares, representing 1.9% of United Community Bancorp's outstanding shares, were contributed to UCB Charitable Foundation and the remaining 55% of United Community Bancorp's outstanding shares of common stock were issued to United Community MHC, the federally chartered mutual holding company formed in connection with the reorganization.

         William F. Ritzmann, President and Chief Executive Officer of United Community Bancorp, said "On behalf of the officers and boards of directors of United Community Bancorp and United Community Bank, we wish to express our sincere appreciation to our customers for their response to United Community Bank's reorganization process and participation in the stock offering. We look forward to the enhanced opportunities that we believe this process will afford us in serving the needs of our customers and community, and we welcome the new stockholders of United Community Bancorp."

         Keefe, Bruyette & Woods, Inc. acted as financial advisor to United Community Bancorp. Muldoon Murphy & Aguggia LLP of Washington, D.C. acted as legal counsel to United Community Bancorp.

         United Community Bank is a federally chartered savings bank offering traditional services and products from its main office and three branch offices in Lawrenceburg, Indiana and its branch in Aurora, Indiana. At December 31, 2005, United Community Bank had total assets of $322.7 million, deposits of $291.1 million and total equity of $30.3 million.

         This news release contains certain forward-looking statements about United Community Bank's mutual holding company reorganization and the stock issuance by United Community Bancorp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of United Community Bancorp and United Community Bank, and changes in the securities markets.